Exhibit 99.1

Ocean Power Technologies Announces Results for the

Fiscal Second Quarter Ended October 31, 2012

Pennington, NJ – December 14, 2012 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) today announced financial results for its fiscal 2013 second quarter and the six months ended October 31, 2012.

Highlights

•	OPT reported an operating loss of $9.2 million for the six months ended October 31, 2012, relatively unchanged from the comparable period in fiscal 2012.

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The Company announced the award of a ¥70 million (approximately US $0.9 million) contract from Mitsui Engineering & Shipbuilding (“MES”) for further work towards development of wave energy opportunities in Japan. Under the terms of the contract, OPT will team with MES to develop PowerBuoy® enhancements that, under Japanese wave conditions, would provide for improved power capture.

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OPT established a new business unit to assess, target and develop opportunities in the large potential markets for OPT’s non-grid connected PowerBuoys. Dr. Phil Hart, previously Chief Technology Officer, now heads the Autonomous PowerBuoy business unit, tasked with accelerating commercialization within these markets. OPT’s products for this sector have been developed for off-grid applications such as defense and homeland security, offshore oil and gas operations and oceanographic data gathering. The Company believes that the Autonomous PowerBuoy market may represent a significant opportunity for profitable growth.

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The Company announced the appointment of Dr. Mike Mekhiche to the position of Vice President, Engineering. Dr. Mekhiche joins OPT from BAE Systems, where he most recently held the position of Director of Programs. Dr. Mekhiche will be responsible for the Company’s engineering and advance technology development. This will include technology delivery, continuing enhancements and development of OPT’s wave energy technology portfolio, and the development of the next generation of PowerBuoy systems.

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In August 2012, OPT announced that the Company’s wholly-owned Oregon subsidiary, Reedsport OPT Wave Park, LLC, had received approval from the U.S. Federal Energy Regulatory Commission for the build-out of its proposed 1.5 megawatt, grid-connected wave power station off the coast of Reedsport, Oregon. The Company plans to deploy the first of its PowerBuoys off the coast of Reedsport in calendar year 2013. OPT intends to seek additional funding for deployment of this first PowerBuoy in view of risks associated with weather delays, operations and other contingencies.

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Terence J. Cryan was elected to the OPT Board of Directors at the Company’s Annual Meeting in October 2012. Mr. Cryan is the co-founder and a managing director at Concert Energy Partners, a New York based private equity investment firm focused on the alternative energy, power, and natural resources industries. Mr. Cryan brings strong experience from the energy sector and has worked first-hand with organizations commercializing new, groundbreaking technology.

Charles F. Dunleavy, Chief Executive Officer of OPT stated, “This quarter Ocean Power Technologies took several steps to position the Company for further growth and expand our opportunities across the globe. With the appointment of Phil Hart to the new role overseeing our Autonomous PowerBuoy business unit, we will be better able to proactively address this expanding market opportunity with greater focus. At the same time, we have brought on Mike Mekhiche as our Vice President of Engineering with the key task of managing our many technology development initiatives around the world – including our work with Mitsui Engineering & Shipbuilding in Japan, Lockheed Martin in Australia, and the European Union in Spain. We are also very pleased to have Terry Cryan on our Board of Directors given his experience across sectors very relevant to OPT’s business. This is an extremely busy time for OPT, and we are excited by the level of interest in our target markets that we envision for the remainder of fiscal 2013.”

Financial Review

OPT’s contract backlog as of October 31, 2012 was $5.2 million, compared to $5.8 million as of July 31, 2012 and $8.8 million as of October 31, 2011. Backlog includes funded amounts and unfunded amounts that are expected to be funded in the future. The current backlog of $5.2 million is fully funded. The Company’s contract backlog consists largely of orders to support product development.

Results for the Fiscal Second Quarter Ended October 31, 2012

For the three months ended October 31, 2012, OPT reported revenues of $1.4 million as compared to revenues of $1.5 million for the three months ended October 31, 2011. This decrease primarily reflects lower revenue tied to the US Navy’s LEAP program on a year-over-year basis, as that project was successfully completed in fiscal 2012, and lower external funding on the Company’s PB500 development projects. This decline was partially offset by an increase in revenue from the recently-awarded follow-on contract with MES and the Company’s project in Oregon.

The net loss for the three months ended October 31, 2012 was $4.8 million as compared to a net loss of $3.9 million for the three months ended October 31, 2011. The increase in net loss year-over-year was due primarily to higher product development costs for ongoing work across a number of projects and an increase in selling, general and administrative (SG&A) expenses tied to heightened business development activity.

Results for the Six Months Ended October 31, 2012

For the six months ended October 31, 2012, OPT reported revenues of $2.3 million as compared to revenues of $3.4 million for the six months ended October 31, 2011. This decrease primarily reflects the same trends as the quarterly results. This decline was partially offset by an increase in revenue from the Company’s WavePort project in Spain, the project in Oregon and the recently-awarded MES contract.

The net loss was $9.2 million for the six months ended October 31, 2012 compared to $8.9 million for the same period in the prior year. This increase in net loss was due primarily to higher SG&A costs associated with the Company’s increased business development activities, particularly in Australia, and lower interest income.

Cash and Investments

On October 31, 2012, total cash, cash equivalents, restricted cash and investments were $26.4 million, as compared to $29.4 million as of July 31, 2012. The net decrease in cash and investments was $3.0 million for the three months ended October 31, 2012, compared to $3.2 million for the three months ended October 31, 2011.

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Additional information may be found in the Company’s Quarterly Report on Form 10-Q that will be filed with the US Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.

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Conference Call Details

The Company will host a conference call to review these results at 10:00 a.m. Eastern Time today. The call will be available by telephone at 800.299.9630 (toll free in the U.S.) or + 617.786.2904 (for international callers), using passcode 88629196. Investors may also access a webcast by visiting the Company’s website at www.oceanpowertechnologies.com and clicking on the Investor Relations tab, then Webcasts & Presentations. Recorded replays of the conference call will be available on the Company’s website and by telephone at 888.286.8010 (toll free in the U.S.) or 617.801.6888 (for international callers), replay passcode 45427788, beginning at 1:00 p.m. Eastern Time on December 14, 2012.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Ocean Power Technologies

Ocean Power Technologies, Inc. (Nasdaq: OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in an estimated $150 billion annual power generation equipment market. OPT’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from 15 years of in-ocean experience. OPT is headquartered in Pennington, New Jersey, USA with an office in Warwick, UK, and operations in Melbourne and Perth, Australia. More information can be found at www.oceanpowertechnologies.com.

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Company Contact: Brian M. Posner, Chief Financial Officer	Telephone: +1 609 730 0400

Investor Relations Contact: Darrow Associates Chris Witty	Telephone: +1 646 438 9385 Email: cwitty@darrowir.com

Consolidated Balance Sheets as of

October 31, 2012 and April 30, 2012

	October 31, 2012	April 30, 2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$13,446,531	9,353,460
Marketable securities	11,622,260	22,369,484
Accounts receivable, net	577,180	1,064,796
Unbilled receivables	657,140	223,050
Other current assets	454,435	842,820

Total current assets	26,757,546	33,853,610

Property and equipment, net	845,812	682,933
Patents, net	1,161,039	1,269,457
Restricted cash	1,356,392	1,453,712
Other noncurrent assets	196,025	181,925

Total assets	$30,316,814	37,441,637

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$489,850	440,773
Accrued expenses	3,668,319	2,770,094
Deferred credits payable	—	600,000
Unearned revenues	1,619,816	1,073,389
Current portion of long-term debt	100,000	100,000

Total current liabilities	5,877,985	4,984,256

Long-term debt	300,000	350,000

Deferred credits	600,000	—

Total liabilities	6,777,985	5,334,256

Ocean Power Technologies, Inc. Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares, issued 10,415,548 and 10,407,389 shares, respectively	10,416	10,407
Treasury stock, at cost; 27,818 and 23,544 shares, respectively	(111,510)	(102,388)
Additional paid-in capital	158,913,651	158,296,458
Accumulated deficit	(135,077,067)	(125,989,474)
Accumulated other comprehensive loss	(102,477)	(78,990)

Total Ocean Power Technologies, Inc. stockholders’ equity	23,633,013	32,136,013

Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd	(94,184)	(28,632)

Total equity	23,538,829	32,107,381

Total liabilities and stockholders’ equity	$30,316,814	37,441,637

Consolidated Statements of Operations

For the Three and Six Months Ended October 31, 2012 and 2011

	Three Months Ended October 31,		Six Months Ended October 31,
	2012	2011	2012	2011
Revenues	$1,360,299	1,515,437	2,342,695	3,426,289
Cost of revenues	1,246,277	1,483,590	2,226,137	3,385,492

Gross profit	114,022	31,847	116,558	40,797

Operating expenses:
Product development costs	2,937,567	2,062,540	4,864,994	5,163,127
Selling, general and administrative costs	2,104,628	2,015,108	4,488,966	4,034,850

Total operating expenses	5,042,195	4,077,648	9,353,960	9,197,977

Operating loss	(4,928,173)	(4,045,801)	(9,237,402)	(9,157,180)

Interest income, net	34,888	125,602	90,312	246,370
Foreign exchange gain (loss)	102,741	29,334	(5,582)	20,293

Net loss	(4,790,544)	(3,890,865)	(9,152,672)	(8,890,517)

Less: Net loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	39,004	8,508	65,079	13,096

Net loss attributable to Ocean Power Technologies, Inc	$(4,751,540)	(3,882,357)	(9,087,593)	(8,877,421)

Basic and diluted net loss per share	$(0.46)	(0.38)	(0.88)	(0.86)

Weighted average shares used to compute basic and diluted net loss per share	10,301,601	10,275,964	10,298,800	10,272,059

Consolidated Statements of Cash Flows

For the Six Months Ended October 31, 2012 and 2011

	Six Months Ended October 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(9,152,672)	(8,890,517)

Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss (gain)	5,582	(20,293)
Depreciation and amortization	245,382	196,078
Loss on disposals of property, plant and equipment	—	9,614
Treasury note premium amortization	26,023	27,828
Compensation expense related to stock option grants and restricted stock	617,200	703,801
Changes in operating assets and liabilities:
Accounts receivable	482,671	588,779
Unbilled receivables	(434,090)	(108,395)
Other current assets	387,395	(75,511)
Other noncurrent assets	(14,121)	67,360
Accounts payable	82,601	(605,704)
Accrued expenses	910,155	(583,477)
Unearned revenues	542,993	801,253

Net cash used in operating activities	(6,300,881)	(7,889,184)

Cash flows from investing activities:

Purchases of marketable securities	(10,041,162)	(860,380)
Maturities of marketable securities	20,753,357	10,580,936
Restricted cash	75,000	54,470
Purchases of equipment	(340,248)	(127,975)
Payments of patent costs	—	(96,039)

Net cash provided by investing activities	10,446,947	9,551,012

Cash flows from financing activities:
Repayment of debt	(50,000)	(89,378)
Acquisition of treasury stock	(9,122)	(38,867)

Net cash used in financing activities	(59,122)	(128,245)

Effect of exchange rate changes on cash and cash equivalents	6,127	(153,281)

Net increase in cash and cash equivalents	4,093,071	1,380,302
Cash and cash equivalents, beginning of period	9,353,460	4,376,136

Cash and cash equivalents, end of period	$13,446,531	5,756,438